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                                                                    Exhibit 23.2




The Board of Directors
Fairchild Semiconductor International, Inc.:

We consent to the use of our report dated January 25, 2002, with respect to the consolidated balance sheets of Fairchild Semiconductor International, Inc. and Subsidiaries as of December 31, 2001 and December 31, 2000, the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss) and cash flows for the years ended December 31, 2001 and December 31, 2000, the seven months ended December 26, 1999, and for the year ended May 30, 1999, which report is incorporated herein by reference in this Registration Statement, and to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-3.

Our report refers to a change in the method of accounting for business combinations as a result of adopting the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" and certain provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" as required for goodwill and other intangible assets resulting from business combinations consummated after June 30, 2001.

                                                           /s/ KPMG LLP

Boston, Massachusetts
March 8, 2002